Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CVB Financial Corp:

We consent to the incorporation by reference in the registration statement (Nos. 333-151755, 333-150017, 333-150016, and 333-225173) on Form S-8 of CVB Financial Corp. of our report dated March 1, 2019, with respect to the consolidated balance sheets of CVB Financial Corp. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of earnings and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of CVB Financial Corp.

/s/ KPMG LLP

Los Angeles, California

March 1, 2019